Exhibit 10.1

P E R F O R M A N C E   S H A R E   U N I T
A W A R D   A G R E E M E N T

Non-transferable

G R A N T  T O

_________________
(“Grantee”)

by Lowe’s Companies, Inc. (the “Company”) of

___________ Performance Share Units (the “Performance Share Units”)

pursuant to and subject to the provisions of the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”).

Unless terminated or paid earlier in accordance with the Plan or Section 3 of the Terms and Conditions, the Performance Share Units will be earned and become vested and payable to the Grantee in the form of shares of the Company’s common stock, $0.50 par value after the third anniversary of the Date of Grant based on achievement of the Performance Objectives applicable to the Performance Share Units.

IN WITNESS WHEREOF, Lowe’s Companies, Inc., acting by and through its duly authorized officer, has caused this Agreement to be executed as of the Date of Grant.

LOWE’S COMPANIES, INC.

By:
Its:  Authorized Officer

Date of Grant:

Accepted by Grantee:

TERMS AND CONDITIONS

1.
Grant of Performance Share Units.  The Company hereby grants the Performance Share Units, subject to the terms and conditions set forth in the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan (the “Plan”) and in this Agreement.  The actual number of Performance Share Units earned by the Grantee shall be based on the Company’s achievement of the Performance Objectives described in Section 2 for the period beginning __________ , ____  and ending _________ , ____  (the “Performance Period”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2.	Performance Objective. The Performance Objective for the Performance Share Units shall be ______________.

The number of Performance Share Units earned shall be determined from the following table:

Percentage of Performance Share Units Earned
__% or higher	_%
__%	__%
__%	__%
Less than __%	__%

The percentage of Performance Share Units earned for performance between __% and __% or between __% and __% shall be determined by linear interpolation.

3.	Distribution of Common Shares for Performance Share Units Earned.

(a)
Distribution Following Expiration of Performance Period.  Unless otherwise sooner forfeited in accordance with Section 3(b) or distributed in accordance with Section 3(d), on or within 30 days after ________, _____ (the "Distribution Date"), the Company shall distribute to the Grantee one share of Common Stock for each whole Performance Share Unit earned by the Grantee in accordance with Section 2.

(b)
Termination of Employment Prior to Distribution Date.  The Grantee shall forfeit all of Grantee’s right, title and interest in and to the Performance Share Units in the event Grantee’s employment with the Company terminates before the Distribution Date for any reason other than death, Disability or Retirement.

(c)
Termination Due to Death, Disability or Retirement.  In the event the Grantee’s employment with the Company terminates prior to the Distribution Date due to death, Disability or Retirement, the Performance Share Units shall remain outstanding and shall be earned in accordance with Section 2 and shares of Common Stock for each whole Performance Share earned shall be distributed on or within 30 days after the Distribution Date in accordance with Section 3(a).  The definition of “Retirement” for purposes of this Agreement shall have the following meaning and not the meaning assigned to such term in the Plan:  The voluntary termination of employment with the approval of the Board at least six (6) months after the Date of Grant and on or after the date Grantee has attained age fifty-five (55) and Grantee’s age plus years of service equal or exceed seventy (70); provided that, Grantee has given the Board at least ten (10) days advance notice of such Retirement.

(d)
Change in Control Prior to Distribution Date.  In the event a change in control of the Company (as defined in Section 409A of the Internal Revenue Code) occurs before the Distribution Date, the Performance Share Units shall be earned in accordance with Section 2 based on the achievement of the Performance Objectives through the end of the fiscal year quarter ending immediately prior to such change in control.  Shares of Common Stock for each whole Performance Share Unit earned shall be distributed to the Grantee as soon as administratively practicable, but in no event later than thirty (30) days following such change in control.

4.
No Stockholder Rights.  The Performance Share Units shall not entitle the Grantee to any voting, dividend or other rights as a stockholder of the Company until shares of Common Stock are distributed to Grantee in accordance with Section 3.

5.
Competing Activity.  If Grantee engages in any Competing Activity during Grantee’s employment with the Company or an Affiliate or within one year after the termination of Grantee’s employment with the Company and its Affiliates for any reason, (a) Grantee shall forfeit all of Grantee’s right, title and interest in and to any Performance Share Units as of the time of the Grantee’s engaging in such Competing Activity and such Performance Share Units shall revert to the Company immediately following such event of forfeiture, and (b) Grantee shall remit, upon demand by the Company, the Repayment Amount with respect to any shares of Common Stock that were delivered to Grantee as payment of Performance Share Units during the six (6) month period prior to the date Grantee engaged in the Competing Activity.  The “Repayment Amount” is the aggregate Fair Market Value of the Common Stock underlying the Performance Share Units at the time of delivery to Grantee.  The Repayment Amount shall be payable in cash (which shall include a certified check or bank check), by the tender of shares of Common Stock or by a combination of cash and Common Stock; provided that, regardless of the Fair Market Value of such shares at the time of tender, the tender of the shares shall satisfy the obligation to pay the Repayment Amount for the same number of shares of Common Stock delivered to the Company.  For purposes of this Agreement, Participant will be deemed to be engaged in a Competing Activity if Participant, directly or indirectly, owns, manages, operates, controls, is employed by, or participates in as a 5% or greater shareholder, partner, member or joint venturer, any company which engages in the business activities of the Company or its Affiliates (the “Business Activities”), or engages in, as an independent contractor or otherwise, the Business Activities for himself or on behalf of another person or entity.

Nothing contained in this Section 5 shall be interpreted as or deemed to constitute a waiver of, or diminish or be in lieu of, any other rights that the Company or an Affiliate may possess as a result of Grantee’s misconduct or direct or indirect involvement with a business competing with the business of the Company or an Affiliate.

6.
No Right of Continued Employment.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Affiliate.

7.	Payment of Taxes.

(a)
The Company will automatically withhold a number of shares of Common Stock having a fair market value equal to the statutory amount of any federal, state and local taxes of any kind (including Grantee’s FICA obligation) required by law to be withheld, unless Grantee notifies the Company thirty (30) days prior to the issuance of the Common Shares that he or she will satisfy his or her tax withholding obligations in cash.

(b)
If Grantee chooses to satisfy his or her tax withholding obligations in cash and complies with the above notification requirement, Grantee will, no later than the date as of which any amount related to the Performance Share Units first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind (including Grantee’s FICA obligation) required by law to be withheld with respect to such amount.

The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

8.
Amendment.  The Committee may amend or terminate this Agreement without the consent of Grantee; provided, however, that such amendment or termination shall not, without Grantee’s consent, reduce or diminish the value of this award.

9.
Plan Controls.  The terms contained in the Plan, including without limitation the antidilution adjustment provisions, are incorporated into and made a part of this Agreement, and this Agreement shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

10.	Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

11.
Severability.  If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12.
Notice.  Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to:

Lowe’s Companies, Inc.
1000 Lowe’s Boulevard
Mooresville, NC 28117
Attn: Senior Vice President of Employee Rewards and Services

or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.